DISTRIBUTION SERVICES AGREEMENT

This Distribution Services Agreement (“Agreement”) is made as of April 26, 2021 by and between Lincoln Financial Distributors, Inc. (the “Distributor”), and Principal Securities, Inc. (the “Broker-Dealer”), an Iowa Corporation.

Recitals

WHEREAS, the Distributor has been appointed and currently serves as the principal underwriter of Lincoln Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust, and each of its series listed in Schedule A (the “Funds”), pursuant to an underwriting agreement by and between Distributor and the Trust;

WHEREAS, each Fund currently offers Standard Class shares and Service Class shares and has adopted a Service Class Distribution and Service Plan (the “12b-1 Plan”) applicable to its Service Class shares; and

WHEREAS, the Broker-Dealer serves as the principal underwriter of certain variable annuity and/or variable life insurance contracts issued by an affiliated insurance company (the “Contracts”), and Broker-Dealer desires to provide certain services in connection with the Contracts that offer Service Class shares of the Funds as underlying investment options of the Contracts.

Agreement

1.Services of the Broker-Dealer

a.The Broker-Dealer shall, as agreed upon by the parties from time to time, provide certain services or incur certain expenses relating to the Service Class shares of the Funds for activities primarily intended to sell Contracts offering Service Class shares. These services or expenses include, but are not limited to, the printing and mailing of Fund prospectuses and reports used for sales purposes and other distribution-related services and expenses, and the payment of service fees as defined under FINRA rules.

b.The Broker-Dealer may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Broker-Dealer shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Broker-Dealer shall be responsible, to the extent provided in Section 5 hereof, for all acts of such subcontractor as if such acts were its own.

c.The Broker-Dealer will furnish to the Trust or its designee such information as the Trust or its designee may reasonably request, and will otherwise cooperate with the Trust in preparation of reports to the Trust’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2.        Fees

In consideration of the services provided by Broker-Dealer with respect to each Fund’s Service Class shares pursuant to the 12b-1 Plan, the Distributor agrees, to the extent legally permissible, to: (1) pay to the Broker-Dealer quarterly in arrears a fee (the “Fee”) which shall accrue daily in an amount equal to the product of (A) the daily equivalent of 0.25% per annum multiplied by (B) the net asset value of the Service Class shares outstanding on such day. Such Fee shall be paid quarterly (on a calendar year basis) in arrears within thirty (30) days of the end of the quarter; provided, however, that Broker-Dealer shall waive payment of the Fee until the Distributor is in receipt of the Fee. Documentation to support the calculation of this Fee will be provided to the Broker-Dealer along with the payment. The rate of the Fee with respect to any Fund may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to the Broker-Dealer.

3.        Nature of Services

The Distributor and the Broker-Dealer agree that the Distributor’s payments pursuant to this Agreement are only for the services listed in Section 1(a) herein and do not constitute payment in any manner for investment advisory services or for administrative services. The Distributor and the Broker-Dealer agree that this Agreement does not preclude the Trust or Distributor from contracting separately with the Broker-Dealer to provide other services to the Trust or Distributor.

4.        Representations and Warranties

a.    The Broker-Dealer agrees to comply with requirements of all applicable laws and regulations, including federal and state securities laws and the rules and regulations of the SEC, in connection with its performance under this Agreement.

b.    The Broker-Dealer agrees not to act as dealer for its own account; the Broker-Dealer shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, Contract owners. For all purposes of this Agreement, the Broker-Dealer will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or any dealer of the shares of the Funds in any matter or in any respect. Broker-Dealer shall not make any representations concerning the Trust or a Fund’s shares except those representations contained in the Fund’s then-current prospectus and statement of additional information and in such printed information as the Trust may subsequently prepare, unless otherwise agreed to by the parties to this Agreement or pursuant to the Participation Agreement.

5.        Exculpation and Indemnification

a.        The Broker-Dealer agrees that under no circumstances shall the Trust or the Distributor be liable to the Broker-Dealer or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the 12b-1 Plan.

b.    The Distributor shall not be liable to the Broker-Dealer, and the Broker- Dealer shall not be liable to the Distributor, for acts or failures committed pursuant to its performance of the Agreement except for acts or failures which constitute willful malfeasance or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or by the Broker-Dealer of compliance with any applicable law, rule or regulation.

c.    The Broker-Dealer will indemnify the Trust and Distributor and hold each harmless from any claims or assertions relating to the lawfulness of the Broker-Dealer’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Broker-Dealer performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust and the Distributor shall each have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the Broker-Dealer.

6.        Termination

a.    Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Trust’s Board of Trustees who are not “interested persons” (as such term is defined in the Investment Company Act of 1940 (the “1940 Act”)) who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such 12b-1 Plan, including this Agreement, (the “Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Independent Trustees, or by a vote of a majority of the Service Class shares of such Fund on 60 days’ written notice.

b.    This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Fund. This Agreement may be terminated with respect to any Fund by the Trust, the Distributor or the Broker-Dealer, without penalty, upon 60 days’ prior written notice to the other party.

7.        Miscellaneous

a.    This Agreement may only be amended by an instrument in writing signed by the parties to the Agreement; provided the Trust may amend the amounts of the Fee in accordance with Section 2 of this Agreement. All notices and other communications to either party will be duly given if in writing to the other party.

b.    The Distributor may enter into other similar agreements for the provision of the services contemplated hereunder with any other person or persons without the Broker-Dealer’s consent.

c.    The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Connecticut and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

LINCOLN FINANCIAL DISTRIBUTORS, INC.	PRINCIPAL SECURITIES, INC.
By: /s/ John C. Kennedy Name: John C. Kennedy Title: Chief Executive Officer and President	By: /s/ Craig Spadafora Name: Craig Spadafora Title: Head of Product
Address for Notices: Lincoln Financial Distributors, Inc. 150 N. Radnor-Chester Road Radnor, PA 19087 Attn: Legal Department	Address for Notices: Principal Securities, Inc. 711 High Street Des Moines, IA 50392 Attn: Legal Department (VL/VA Attorney)

Schedule A

Funds

LVIP Delaware Diversified Income Fund LVIP Delaware High Yield Fund
LVIP Delaware Limited-Term Diversified Income Fund LVIP Delaware REIT Fund
LVIP Delaware SMID Cap Core Fund LVIP Delaware U.S. Growth Fund LVIP Delaware Value Fund